                            FOR IMMEDIATE RELEASE

                               Contact: Christopher J. Eperjesy
                               (262) 638-4343

TWIN DISC, INC., ANNOUNCES FISCAL 2010
SECOND-QUARTER FINANCIAL RESULTS

● Financial Results Improve Sequentially
● Year-To-Date Cash Flow From Operations Reaches $16,061,000
● Total Debt Reduced 18.0 Percent To $41,611,000 From End Of Fiscal 2009
● 8500 Transmission Drives 15.6 Percent Increase In Backlog

RACINE, WISCONSIN—January 21, 2010—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2010 second quarter ended December 25, 2009.

Sales for the fiscal 2010 second quarter were $55,186,000, compared to the near record level of $81,598,000 for the fiscal 2009 second quarter.  Year-to-date, sales were $102,243,000, compared to $154,270,000 for the fiscal 2009 first half.  Sales continued to be affected by the impact the global recession is having on the Company’s markets, specifically from customers in the mega yacht and industrial markets.  This weakness was partially offset by continued demand from the airport, rescue and fire fighting (ARFF) market and stable demand from land- and marine-based military, and Asian-Pacific commercial marine markets.

Gross margin, as a percentage of fiscal 2010 second-quarter sales, was 26.8 percent, compared to 28.1 percent in last year's comparable period and 20.7 percent in the fiscal 2010 first quarter.  The sequential gross margin improvement in the fiscal 2010 second quarter compared to the fiscal 2010 first quarter benefited from increased sales volumes and a slight improvement in the mix of business.  Year-to-date, gross profit, as a percentage of sales, was 24.0 percent, compared to 27.9 percent for the fiscal 2009 first half.

For the fiscal 2010 second quarter, marketing, engineering and administrative (ME&A) expenses, decreased $2,113,000, or 12.4 percent to $14,895,000, compared to $17,008,000 for the same period last year, as a result of previously announced cost reduction initiatives.  As a percentage of sales, ME&A expenses were 27.0 percent, compared to 20.8 percent for the fiscal 2009 second quarter, and 27.2 percent for the fiscal 2010 first quarter.  Year-to-date ME&A expenses have decreased $5,653,000, or 17.0 percent to $27,673,000, or 27.1 percent of sales, compared to $33,326,000, or 21.6 percent of sales, for the fiscal 2009 first half.

The Company recorded a net loss for the fiscal 2010 second quarter of $490,000, or $0.04 per share, compared to net income of $3,433,000, or $0.31 per share, for the fiscal 2009 second quarter and a net loss of $2,404,000, or $0.22 per share for the fiscal 2010 first quarter.  Year-to-date, the Company reported a net loss of $2,894,000, or $0.26 per share, compared to net income of $5,898,000, or $0.52 per diluted share for the fiscal 2009 first half.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $2,270,000 for the fiscal 2010 second quarter, compared to $8,426,000 for the fiscal 2009 second quarter and a negative EBITDA of $808,000 for the fiscal 2010 first quarter. For the fiscal 2010 first half, EBITDA was $1,462,000, compared to $15,240,000 for the fiscal 2009 comparable period.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “The sequential improvements we have made in our sales, balance sheet, cost structure, and backlog during the fiscal 2010 second quarter is encouraging.  The second quarter last fiscal year was historically strong and we believe the Company is positioned to achieve these strong financial results again.  We will exit the global recession a stronger and more competitive company, as we leverage our strengthening financial position and superior brands.  We are working hard to extend our leading positions in certain key markets by supporting our existing products and developing new products, such as our new joystick control system that will begin to be rolled out at boat shows in late spring.  Furthermore, we are making good progress in the development of our new 7500 series transmission and we are on track to begin delivering test units to our oil and gas customers this summer.  Both of these new product initiatives seek to address opportunities in their respective markets and we are optimistic of their potential.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “We are pleased that year-to-date we have generated $16,061,000 in cash from operations, reduced total debt by 18.0 percent to $41,611,000, and become more efficient in managing our working capital levels.  The net reduction in working capital, excluding cash and debt, and other, for the six months ended December 25, 2009 was $13,773,000.  The positive changes in working capital and cash flow from operations improved our overall cash position by $3,496,000 since the end of last fiscal year and reduced debt levels by $9,158,000.  The Company had cash of $16,762,000 at December 25, 2009, compared to $13,266,000 at June 30, 2009 and $11,151,000 at December 26, 2008.  Total debt to total capital now stands at 27.5 percent, compared to 32.0 percent at June 30, 2009 and 31.1 percent at December 26, 2008.  This is the strongest our balance sheet has been in the past several years.”

Mr. Batten concluded: “Our six-month backlog at December 25, 2009 was $70,038,000, compared to $60,583,000 at June 30, 2009 and $62,485,000 at September 25, 2009.  The 15.6 percent increase in backlog, since the end of the year, was driven primarily by higher order activity for the 8500 series transmission, which is used by oilfield services companies for pressure pumping oil and natural gas wells.  Sales to military customers also contributed to the increase in backlog.  While challenges will remain, we continue to expect improving sequential quarterly trends for the balance of the fiscal year.”

Twin Disc will be hosting a conference call today (January 21, 2010) to discuss these results and to answer questions at 2:00 p.m. ET. To participate in the conference call, please dial 877-941-4775 five to ten minutes before the call is scheduled to begin.  A replay will be available from 5:00 p.m. January 21, 2010 until midnight January 28, 2010.  The number to hear the teleconference replay is 800-406-7325.  The access code for the replay is 4200481.

The conference call will also be broadcast live over the Internet.  To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link.  The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per-share data; unaudited)
	Three Months Ended		Six Months Ended
	25-Dec 2009	26-Dec 2008	25-Dec 2009	26-Dec 2008

Net sales	$55,186	$81,598	$102,243	$154,270
Cost of goods sold	40,400	58,645	77,710	111,245
Gross profit	14,786	22,953	24,533	43,025

Marketing, engineering and
administrative expenses	14,895	17,008	27,673	33,326
Interest expense	563	714	1,182	1,311
Other expense (income), net	137	(192)	197	(1,012)
	15,595	17,530	29,052	33,625

(Loss) earnings before income taxes
and noncontrolling interest	(809)	5,423	(4,519)	9,400
Income taxes	(300)	1,924	(1,698)	3,277
Net (loss) earnings	(509)	3,499	(2,821)	6,123
Less: Net earnings (loss) attributable to
noncontrolling interest, net of tax	19	(66)	(73)	(225)
Net (loss) earnings attributable to Twin Disc	$(490)	$3,433	$(2,894)	$5,898

(Loss) earnings per share data:
Basic (loss) earnings per share attributable to Twin Disc common shareholders	$(0.04)	$0.31	$(0.26)	$0.53
Diluted (loss) earnings per share attributable to Twin Disc common shareholders	$(0.04)	$0.31	$(0.26)	$0.52

Weighted average shares outstanding data:
Basic shares outstanding	11,185	11,151	11,158	11,214
Diluted shares outstanding	11,185	11,198	11,158	11,284

Dividends per share	$0.07	$0.07	$0.14	$0.14

RECONCILIATION OF CONSOLIDATED NET (LOSS) EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended		Six Months Ended
	25-Dec 2009	26-Dec 2008	25-Dec 2009	26-Dec 2008
Net (loss) earnings attributable to Twin Disc	$(490)	$3,433	$(2,894)	$5,898
Interest expense	563	714	1,182	1,311
Income taxes	(300)	1,924	(1,698)	3,277
Depreciation and amortization	2,497	2,355	4,872	4,754
Earnings before interest, taxes, depreciation and amortization	$2,270	$8,426	$1,462	$15,240

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 25,	June 30,
	2009	2009
ASSETS
Current assets:
Cash	$16,762	$13,266
Trade accounts receivable, net	39,806	53,367
Inventories, net	89,384	92,331
Deferred income taxes	5,336	6,280
Other	7,587	8,677

Total current assets	158,875	173,921

Property, plant and equipment, net	64,321	65,799
Goodwill, net	18,013	17,509
Deferred income taxes	13,348	14,386
Intangible assets, net	7,836	7,855
Other assets	6,355	6,095

TOTAL ASSETS	$268,748	$285,565

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$4,551	$4,421
Accounts payable	21,874	24,864
Accrued liabilities	33,706	40,967

Total current liabilities	60,131	70,252

Long-term debt	37,060	46,348
Accrued retirement benefits	60,720	60,241
Other long-term liabilities	899	899

Total liabilities	158,810	177,740

Equity:
Twin Disc Shareholders’ Equity:Common stock	10,468	13,205
Retained earnings	145,796	150,257
Accumulated other comprehensive loss	(19,458)	(26,218)

	136,806	137,244
Less treasury stock, at cost	27,690	30,256

Total Twin Disc shareholders' equity	109,116	106,988
Noncontrolling interest	822	837
Total equity	109,938	107,825

TOTAL LIABILITIES AND EQUITY	$268,748	$285,565

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	Six Months Ended
	25-Dec 2009	26-Dec 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(2,821)	$6,123
Adjustments to reconcile net (loss) earnings to cash provided by operating activities:
Depreciation and amortization	4,872	4,754
Other non-cash changes, net	237	295
Net change in working capital, excluding cash and debt, and other	13,773	(8,046)
Net cash provided by operating activities	16,061	3,126

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(1,664)	(4,651)
Other, net	(263)	1,126
Net cash used by investing activities	(1,927)	(3,525)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in notes payable, net	73	(951)
(Payments of) proceeds from long-term debt	(9,232)	3,584
Proceeds from exercise of stock options	80	110
Purchase of treasury stock	-	(1,813)
Dividends paid to shareholders	(1,566)	(1,578)
Dividends paid to noncontrolling interest	(160)	(143)
Other	(469)	(252)
Net cash used by financing activities	(11,274)	(1,043)

Effect of exchange rate changes on cash	636	(1,854)

Net change in cash	3,496	(3,296)

Cash:
Beginning of period	13,266	14,447

End of period	$16,762	$11,151

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